Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM F-1

(Form Type)

Nano Labs Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A ordinary shares, par value $0.0001 per share	Rule 457(c)	6,521,737	(3)	$0.3958	$3,101,086	0.00014760	$457.7
		Total Offering Amounts					$3,101,086		$457.7
		Total Fees Previously Paid							—
		Total Fee Offsets							—
		Net Fee Due							$457.7

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional Class A ordinary shares of the registrant as may hereafter be offered or issued by reason of any share dividend, share split, bonus issue, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding Class A ordinary shares.

(2)	Estimated in accordance with Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee, and is based upon the price of $0.4755 per ordinary share, which was the average of the high and low prices of the Registrant’s Class A ordinary shares as reported on the Nasdaq Capital Market on April 26, 2024, which date is within five business days prior to the filing of this registration statement.

(3)	Represents the Class A ordinary shares offered by the selling shareholders issuable upon the exercise of warrants to purchase Class A ordinary shares issued to the selling shareholders in a private placement.